COMMUNITY BANCORP, INC.

               OFFER TO PURCHASE FOR CASH UP TO 125,000
                      SHARES OF ITS COMMON STOCK
       (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                     AT A PURCHASE PRICE OF $12.00

       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
             AT 5:00 P.M., E.D.T., ON OCTOBER 15, 1997,
                    UNLESS THE OFFER IS EXTENDED.


Community Bancorp, Inc., a Massachusetts corporation (the "Company"), hereby invites its shareholders to tender shares (the "Shares") of its common stock, par value $2.50 per share (including the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of May 24, 1996 between the Company and Cambridge Trust Company, a Massachusetts trust company, to the Company at $12.00 per share (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will purchase up to 125,000 Shares (or such lesser number as are validly tendered) validly tendered pursuant to the Offer. All Shares validly tendered and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms hereof.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. The Offer is, however, subject to certain other conditions. See Section 6.

There is currently no established trading market for the Shares (excluding limited or sporadic trading). During the first two quarters of 1997, several trades of Shares took place at prices between $9.00 and $10.00 per share. The most recent trades occurred at a price of $10.00 per share.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND
THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.  THE COMPANY
HAS BEEN ADVISED THAT NONE OF ITS EXECUTIVE OFFICERS OR DIRECTORS INTEND TO TENDER ANY SHARES PURSUANT TO THIS OFFER.

IMPORTANT
---------
Any shareholder desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the

Letter of Transmittal, mail or deliver it and any other required documents to the Company, and either mail or deliver his stock certificates for such Shares to the Company or (2) request his broker, dealer, commercial bank, trust company other nominee to effect the transaction for him. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL IN
ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to James A. Langway, President, or Donald R. Hughes, Jr., Treasurer and Clerk, at the Company.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.




























                                (ii)

                         TABLE OF CONTENTS
                         -----------------

SECTION                                                     PAGE
-------                                                     ----

 Introduction                                                 1

 1.  Number of Shares; Proration                              2

 2.  Tenders by Owners of Fewer than 100 Shares               4

 3.  Procedure for Tendering Shares                           4

 4.  Withdrawal Rights                                        7

 5.  Purchase of Shares and Payment of Purchase Price         8

 6.  Certain Conditions of the Offer                          8

 7.  Price Range of Shares                                   11

 8.  Interest of Directors and Executive Officers;
     Transactions and Arrangements Concerning the Shares     11

 9.  Source and Amount of Funds                              12

10.  Certain Information About the Company; Background,
     Purpose of the Offer, and Financial Information         12

11.  Effects of the Offer on the Market for Shares;
     Securities Law Issues                                   17

12.  Regulatory Approvals                                    17

13.  Certain Federal Income Tax Consequences                 18

14.  Extension of the Offer; Termination; Amendments         22

15.  Fees and Expenses                                       23

16.  Miscellaneous                                           23















                               (iii)

                           INTRODUCTION
                           ------------

TO THE HOLDERS OF COMMON STOCK OF COMMUNITY BANCORP, INC.

The Company hereby invites its shareholders to tender Shares to the Company at a price of $12.00 per share, upon the terms and subject to the conditions set forth in the Offer. The Company will purchase up to 125,000 Shares (or such lesser number as are validly tendered) validly tendered pursuant to the Offer. All Shares validly tendered and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms described below.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER
CONDITIONS.  SEE SECTION 6.

If, before the Expiration Date (as defined in Section 1), more than 125,000 Shares are validly tendered, the Company will accept Shares for purchase first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares and then on a pro rata basis from all other shareholders who validly tender Shares. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares not purchased because of proration. Tendering shareholders will not be obligated to pay brokerage fees or commissions, solicitation fees or, stock transfer taxes on the Company's purchase of Shares pursuant to this offer.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

Shareholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender and the price or prices at which Shares should be tendered.

The Company is making the Offer as part of a plan to employ excess capital and to enhance shareholder value. As discussed in "Section
10. Certain Information About the Company; Background and Purpose of the Offer," the restructuring is intended to enhance shareholder value by redeploying the portion of the Company's equity capital that is not necessary for the Company's core banking business. Following completion of the Offer, the Company and Community National Bank, a national banking association and the Company's operating subsidiary ("CNB"), will continue to have strong capital positions. CNB will continue to qualify as a "well capitalized" institution under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991. On a pro forma basis as of June 30, 1997, giving effect to the Offer, and assuming acceptance of the maximum number of Shares in the Offer, the Company would have had an equity to asset ratio of 7.59%, a total risk-based capital ratio of 14.62% and a leverage ratio of 7.59%. See Section 10.

The Offer will enable shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. The Offer will increase the Company's leverage, with an attendant increase in the risks and rewards for shareholders who retain a continuing equity interest in the Company. In addition, shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to increased risks resulting from higher leverage and to the Company's ability to issue additional Shares or other equity securities in the future.

As of June 30, 1997, there were 2,950,558 Shares outstanding. The Shares that the Company is offering to purchase represent approximately 4.2% of the Shares outstanding as of June 30, 1997.

The Company plans to obtain the funds needed for the Offer from cash on hand and from a special cash dividend to be declared by Community National Bank on its Common Stock, which is wholly owned by the Company. See Section 9.

 1.  NUMBER OF SHARES; PRORATION.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 125,000 Shares or such lesser number of Shares as are validly tendered on or prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., E.D.T., on October 15, 1997, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6.

Subject to Section 2, if the Offer is oversubscribed, tendered
Shares will be subject to proration. The proration period also expires on the Expiration Date.

The Company reserves the right, in its sole discretion, to purchase more than 125,000 Shares pursuant to the Offer.

If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease if first published, sent or given in the manner specified in Section 14, the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, E.D.T.

All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

If the number of Shares validly tendered prior to the Expiration Date is less than or equal to 125,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 125,000 Shares (or such greater number of Shares as the Company elects to purchase) are validly tendered at the Purchase Price, the Company will accept Shares for purchase in the following order of priority;

    (a) first, all Shares validly tendered prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

        (1) tenders all Shares beneficially owned by such Odd Lot
            Owner (partial tenders will not qualify for this preference); and

        (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Deliver; and

    (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered before the Expiration Date on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional shares).

On May 21, 1996, the Company's Board of Directors declared a dividend distribution of one Right for each Share outstanding on that date (the "Record Date"). Shares issued subsequent to the Record Date automatically receive the Rights. The Rights expire on May 20, 2006 unless redeemed earlier by the Company. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Participating Cumulative Preferred Stock of the Company at an exercise price of $22.50, subject to adjustment to prevent dilution. The Rights are not currently exercisable and trade together with the Shares associated therewith. The Rights will not become exercisable or separately tradeable as a result of the Offer. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer own the Rights associated with such Shares.

As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares.

 2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

The Company, upon the terms and subject to the conditions of the Offer, will accept for payment, without proration, all Shares validly tendered on or prior to the Expiration Date by or on behalf of shareholders who beneficially held, as of the close of business on September 14, 1997, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender all Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender all Shares beneficially owned by him free of proration pursuant to this Offer must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

The special Odd Lot purchase rules described above do not apply to any Shares held in the Company's Employee Stock Ownership Plan.

 3.  PROCEDURE FOR TENDERING SHARES.

PROPER TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer:

     (a) the certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Company; or

     (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In addition, Odd Lot Owners who tender all their Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Company of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK
CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED
DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT
REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

FEDERAL INCOME TAX BACKUP WITHHOLDING. To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Company of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). See Instruction of the Letter of Transmittal.

EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO WHETHER
SUCH SHAREHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX
WITHHOLDING.

For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 13.

GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or time will not permit all required documents to reach the Company by the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

     (a) such tender is made by or through an Eligible Institution;

     (b) the Company receives (by hand, mail, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

     (c) the certificates for all tendered shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Company within five business days after the date the Company receives such Notice of Guaranteed Delivery.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be validly made until all defects and irregularities have been cured or waived. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and neither the Company nor any other person will incur any liability for failure to give such notice.

RULE 14E-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person (directly or indirectly) to tender shares for his own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise of exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer as well as the tendering shareholders' representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

 4.  WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 5:00 p.m., E.D.T., on October 24, 1997.

For a withdrawal to be effective, the Company must receive in a timely manner (at the address set forth on the last page of this Offer to Purchase) a written, telegraphic or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Company, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and neither the Company nor any other person will incur any liability for failure to give such notice. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by the Expiration Date by again following any of the procedures described in Section 3.

If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then without prejudice to the Company's rights under the Offer, the Company may, subject to applicable law, retain all tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay the Purchase Price for 125,000 Shares (subject to increase or decrease as provided in Section 1 and Section 14) or such lesser number of Shares as are validly tendered, as promptly as practicable after the Expiration Date.

Payment for Shares purchased pursuant to the Offer will be made by the Company. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately ten business days after the Expiration Date. Certificates for all Shares not purchased, including all Shares not purchased due to proration, will be returned as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholder. Under no circumstances will the Company pay interest on the Purchase Price. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the offer; provided, however, that (i) if payment of the Purchase Price is to be made to, or (ii) (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE "IRS"), 31% OF THE GROSS PROCEEDS PAID TO ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3.

 6.  CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see Section 14), if, in the sole judgment of the Company, at any time on or after September 15, 1997, and at or before the time of purchase of any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (a) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (2) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

     (b) there shall have been any action threatened or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly: (1) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (2) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (3) materially impair the contemplated benefits of the Offer to the Company or (4) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

     (c) there shall have occurred: (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (3) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

     (d) any change shall have occurred or be threatened in the business, condition (financial or other), income, operations, Share ownership or prospects of the Company and its subsidiary, taken as a whole, which, in the Company's sole judgment, is or may be material to the Company or any other event shall have occurred which, in the Company's sole judgment, materially impairs the Offer's contemplated benefits; or

     (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

     (f) any entity or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such entity or person which has acquired beneficial ownership of more than 5% of the outstanding shares prior to September 15, 1997.

The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 6 shall be final and shall be binding on all parties.

 7.  PRICE RANGE OF SHARES.

There is currently no established trading market for the Shares (excluding limited or sporadic trading). During the first two quarters of 1997, several trades of Shares took place at prices between $9.00 and $10.00 per share. The most recent trades occurred at a price of $10.00 per share.

 8. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

As of June 30, 1997, the directors and executive officers of the Company and the Bank as a group beneficially owned an aggregate of 1,130,493 Shares (approximately 38.3% of the outstanding Shares), including the shares held by the Company's ESOP, for which three directors are co-trustees, and the shares held by the Company's 401(k), for which two executive officers are co-trustees. As of June 30, 1997, the Company's ESOP and 401(k) Savings Plan owned 73,075 Shares and 64,508 Shares, respectively, representing approximately 2.5% and 2.2%, respectively of the outstanding Shares.

The Company has been advised that none of its executive officers or directors intend to tender any Shares pursuant to the Offer. If the Company purchases 125,000 Shares (or approximately 4.2% of the Shares outstanding at June 30, 1997) pursuant to the Offer and no executive officer or director tenders any Shares pursuant to the Offer, then after the purchase of Shares the Company's executive officers and directors as a group would beneficially own approximately 40.0% of the outstanding Shares, and the ESOP and the 401(k) Plan would own approximately 2.6% and 2.3% of the outstanding Shares, respectively. In the event that more than 125,000 Shares are validly tendered, the Company will accept Shares on a pro rata basis.

Except as set forth on Schedule A, based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the executive officers or directors of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the forty (40) business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, executive officers or directors, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

 9.  SOURCE AND AMOUNT OF FUNDS.

Assuming that the Company purchases 125,000 Shares pursuant to the Offer at a Purchase Price of $12.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $1,510,500.

The Company plans to obtain the funds needed for the Offer from cash on hand of approximately $150,000 and from a special cash dividend to be declared by Community National Bank on its Common Stock, which is wholly owned by the Company.

See "Pro Forma Financial Information" under Section 10 for information concerning the assumed cost of funds for the Offer.

10.  CERTAIN INFORMATION ABOUT THE COMPANY; BACKGROUND, PURPOSE
     OF THE OFFER, AND FINANCIAL INFORMATION.

THE COMPANY. Community Bancorp, Inc., a Massachusetts corporation, owns 100% of Community National Bank, a national banking association and the Company's principal operating subsidiary. As of June 30, 1997, the Company had total assets of $261,074,610, total deposits of $218,188,324, and shareholders' equity of $21,199,083. As of June 30, 1997, CNB constituted 100.0% of the consolidated assets of the Company.

As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, the Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

The Company's principal executive offices are located at 17 Pope
Street, Hudson, Massachusetts 01749, and the Company's telephone number is (978) 568-8321.

PURPOSE OF THE OFFER. As of June 30, 1997, the Company had accumulated equity capital of $21,199,083, representing 8.12% of its total assets. The Offer is designed to reposition the Company's balance sheet to increase return on equity by redeploying that portion of the Company's equity capital that is not necessary for the Company's Massachusetts-based, core banking business. Following completion of the Offer, the Company and CNB will continue to have strong capital positions. CNB will continue to qualify as a "well capitalized" institution under the prompt corrective action program enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991. On a pro forma basis as of June 30, 1997, giving effect to the Offer, and assuming acceptance of the maximum number of Shares in the Offer, the

Company would have had an equity to asset ratio of 7.59%, a total risk based capital ratio of 14.62% and a leverage ratio of 7.59%.

As described above, the Offer is part of a plan intended to enhance shareholder value. The Offer will enable shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. The Offer will increase the Company's leverage, with an attendant increase in the risks and rewards for persons who retain a continuing equity interest in the Company. In addition, persons who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to increased risks resulting from higher leverage and to the Company's ability to issue additional Shares or other equity securities in the future.

The Offer may provide shareholders who are considering a sale of all or a portion of their Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs of the Company for services to shareholders may be reduced.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

Following completion of the Offer, the Company may repurchase additional Shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

Shares the Company acquires pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further shareholder action (except as required by applicable law). Such Shares could be issued without shareholder approval for such purposes as, among others, the raising of additional capital for use in the Company's business.

COMMUNITY BANCORP, INC.
SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

Set forth below is certain summary historical consolidated financial information of the Company. The summary financial information is derived from the audited consolidated financial statements as reported in the Company's Annual Report and Form 10-K for the years ended December 31, 1996 and December 31, 1995 and the unaudited consolidated financial statements as reported in the Company's Quarterly Report on Form 10-Q for the periods ended June 30, 1997 and June 30, 1996. More comprehensive financial information is included in such reports, and the financial information that follows is qualified by reference to such documents and all of the financial statements and related notes contained therein.

                                        At or for the years ended
                                     -------------------------------
                                     December 31,       December 31,
                                          1996               1995
                                     ------------       ------------
Summary Income Data:
-------------------
Interest income                      $ 17,761,102       $ 16,917,624
Interest expense                        6,367,758          6,284,750
                                       ----------         ----------
Net interest income                    11,393,344         10,632,874
Provision for loan losses                       0            120,000
                                       ----------         ----------
Net interest income after
  provision for loan losses            11,393,344         10,512,874
Noninterest income                      2,415,058          2,083,964
Noninterest expense                     8,629,644          8,273,412
                                       ----------         ----------
Income before income taxes              5,178,758          4,323,426
Income taxes                            2,026,660          1,679,549
                                       ----------         ----------
Net income                           $  3,152,098       $  2,643,877
                                       ==========         ==========

Summary Balance Sheet Data:
--------------------------
Total deposits                       $217,181,869       $207,039,865
Total loans                           131,570,430        128,072,061
Total assets                          250,002,458        237,580,796
Shareholders' equity                   19,841,134         19,540,673


Per Share Data:
--------------
Net income                           $       1.01       $        .84
Book value                                   6.76               6.19
Weighted average number of
  common shares outstanding             3,113,388          3,148,306


Other Data:
----------
Earnings to fixed charges (1)                1.60x              1.52x


(1)  The ratio of earnings to fixed charges is calculated by dividing
     (i) net interest income plus noninterest income by (ii) provision for loan losses plus noninterest expense.


COMMUNITY BANCORP, INC.
SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION (cont.)


                                      At or for the six months ended
                                     -------------------------------
                                        June 30,           June 30,
                                          1997               1996
                                      (Unaudited)        (Unaudited)
                                     ------------       ------------
Summary Income Data:
-------------------
Interest income                      $  9,285,307       $  8,778,816
Interest expense                        3,330,100          3,171,272
                                        ---------          ---------
Net interest income                     5,955,207          5,607,544
Provision for loan losses                       0                  0
                                        ---------          ---------
Net interest income after
  provision for loan losses             5,955,207          5,607,544
Noninterest income                      1,291,417          1,217,534
Noninterest expense                     4,671,677          4,270,266
                                        ---------          ---------
Income before income taxes              2,574,947          2,554,812
Income taxes                              974,374            998,002
                                        ---------          ---------
Net income                           $  1,600,573       $  1,556,810
                                        =========          =========

Summary Balance Sheet Data:
--------------------------
Total deposits                       $218,188,324       $210,323,582
Total loans                           137,554,263        128,908,753
Total assets                          261,074,610	       242,715,129
Shareholders' equity                   21,199,083         20,845,280


Per Share Data:
--------------
Net income                           $        .55       $        .49
Book value                                   7.18               6.53
Weighted average number of
  common shares outstanding             2,938,448          3,169,139


Other Data:
----------
Earnings to fixed charges (1)                1.55x              1.60x


(1)  The ratio of earnings to fixed charges is calculated by dividing
     (i) net interest income plus noninterest income by (ii) provision for loan losses plus noninterest expense.


COMMUNITY BANCORP, INC.
SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited Pro Forma financial information reflects transactions regarding the consummation of the Offer on the basis of a Purchase Price of $12.00 per Share, assuming acceptance of the maximum number of Shares in the Offer to Purchase. The unaudited Pro Forma summary income data give effect to such transactions as if they had occurred at the beginning of the periods presented. The unaudited Pro Forma summary balance sheet data give effect to the transactions as if they had occurred on the respective dates indicated. The Pro Forma information should be read in conjunction with the summary historical financial information and does not purport to be indicative of the results which may be obtained in the future or which would actually have been obtained had the Offer occurred as of the dates indicated.

                                  At or for the six months or year ended
                                  --------------------------------------
                                        June 30,         December 31,
                                          1997              1996
                                      (Unaudited)        (Unaudited)
                                      -----------        -----------
Summary Income Data:
-------------------
Interest income (1)                  $  9,245,557       $ 17,683,102
Interest expense                        3,330,100          6,367,758
                                       ----------         ----------
Net interest income                     5,915,457         11,315,344
Provision for loan losses                       0                  0
                                       ----------         ----------
Net interest income after
  provision for loan losses             5,915,457         11,315,344
Noninterest income                      1,291,417          2,415,058
Noninterest expense (2)                 4,682,177          8,640,144
                                       ----------         ----------
Income before income taxes              2,524,697          5,090,258
Income taxes                              955,345          1,991,818
                                       ----------         ----------
Net income                           $  1,569,352       $  3,098,440
                                       ==========         ==========

Summary Balance Sheet Data:
--------------------------
Total deposits                       $218,188,324       $217,181,869
Total loans                           137,554,263        131,570,430
Total assets                          259,574,610        248,502,458
Shareholders' equity                   19,699,083         18,341,134


Per Share Data:
--------------
Net income                           $        .56       $       1.04
Book value                                   6.97               6.53
Weighted average number of
  common shares outstanding             2,813,448          2,988,388

Other Data:
----------
Earnings to fixed charges (3)                1.55x              1.59x


(1) Pro forma interest income reflects the assumed cost, calculated at the average Federal Funds rate for the respective periods, of funding a stock repurchase cash amount of $1,500,000.

                                 -17-

(2) Pro forma noninterest expense reflects $10,500 in assumed costs associated with the Offer.

(3) The ratio of earnings to fixed charges is calculated by dividing (i) net interest income plus noninterest income by
     (ii) provision for loan losses plus noninterest expense.


ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission, which includes certain additional information relating to the Offer.

Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the following regional offices of the Commission:
Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Schedule 13E-4 will not be available at the Commission's regional offices.

11.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; SECURITIES LAW
     ISSUES.

There is currently no established trading market for the Shares
(excluding limited or sporadic trading).

The Shares are registered under the Securities Act of 1933 which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares being held of record by less than 300 persons so as to negate the Company's duty to furnish the foregoing information to the Commission and its shareholders.

12.  REGULATORY APPROVALS.

As a registered bank holding company, the Company is subject to the supervision of the Federal Reserve Board.

CNB is a member of the Federal Deposit Insurance Corporation and, as a nationally chartered commercial bank, is subject to the supervision of the Office of the Comptroller of the Currency. The electronic funds transfer services of CNB are governed by both state and federal laws.

The Company does not require prior regulatory approval to consummate the Offer.

The Bank Holding Company Act of 1956 and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a bank holding company of 5% and 10%, respectively, over which the owner of such voting shares may be determined to control such bank holding company. If, as a result of the Offer, the ownership interest of any shareholder in the Company is increased over these thresholds, such shareholder may be required to reduce its ownership interest in the Company. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the offer.

13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following summary is a general discussion of certain of the United States federal income tax consequences of the Offer. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the IRS.

EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE
SHAREHOLDER OF TENDING SHARES PURSUANT TO THE OFFER.

IN GENERAL. A shareholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. This summary does not discuss any aspects of state, local, foreign or other tax laws. Certain shareholders (including insurance companies, tax-exempt organizations, financial institutions, broker dealers and shareholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. For purposes of this discussion, shareholders are assumed to hold their Shares as capital assets.

TREATMENT AS A SALE OR EXCHANGE. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a transfer of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares (rather than as a corporate distribution) if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the shareholder,
(b) results in a "complete termination" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 tests") are explained more fully below.

If any of the Section 302 tests is satisfied, a tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's basis in the Shares sold pursuant to the Offer. If the Shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Net long-term capital gain from the sale of Shares held more than one year and less than eighteen months is taxed at not more than 28 percent for Federal purposes. If the Shares have been held for more than eighteen months, the maximum Federal rate of tax is 20 percent. Therefore, a tendering Shareholder may wish to take the various bases and holding periods of his Shares, if such characteristics are not uniform, into account in determining which Shares to tender.

CONSTRUCTIVE OWNERSHIP OF STOCK.  In determining whether any of the
Section 302 tests is satisfied, a shareholder must take into account not only Shares actually owned by the shareholder, but also Shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities in which the shareholder has an interest, or, in the case of shareholders that are entities, by certain individuals or entities that have an interest in the shareholder, as well as any Shares the shareholder has a right to acquire by exercise of an option or by the conversion or exchange of a security, such as the Convertible Securities. With respect to option and convertible security attribution, the IRS takes the position that Shares constructively owned by a shareholder by reason of a right on the shareholder's part to acquire the Shares from the Company are not to be considered outstanding for purposes of applying the Section 302 tests to other shareholders; however, there are both contrary and supporting judicial decisions with respect to this issue.

THE SECTION 302 TESTS. One of the following tests must be satisfied in order for the exchange of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

     (a) Substantially Disproportionate Test. The receipt of cash by a shareholder will be substantially disproportionate with respect to the shareholder if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the exchange of Shares pursuant to the Offer (treating Shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding).

     (b) Complete Termination Test. The receipt of cash by a shareholder will be a complete termination of the shareholder's interest if either (i) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. Shareholders considering making such an election should do so in consultation with their own tax advisors.

     (c) Not Essentially Equivalent to a Dividend Test. The receipt of cash by a shareholder will not be essentially equivalent to a dividend if the shareholder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" of the shareholder's proportionate interest in the Company. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. However, in the case of a small minority shareholder, even a small reduction may satisfy this test where, as expected in the case of the Offer, payments will not be pro rata with respect to all outstanding Shares. The IRS has indicated in a published ruling that, in the case of a small minority shareholder of a publicly held corporation who exercises no meaningful control over corporate affairs, a reduction in the shareholder's proportionate interest in the corporation from .0001118% to .0001081% would constitute a meaningful reduction.

Although the issue is not free from doubt, a shareholder may be able to take into account acquisitions or dispositions of Shares
(including market purchases and sales) substantially contemporaneous with the Offer in determining whether any of the Section 302 tests is satisfied.

In the event that the Offer is oversubscribed, the Company's purchase of Shares pursuant to the Offer will be prorated. Thus, in such case even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, not all of the Shares will be purchased by the Company, which in turn may affect the shareholder's ability to satisfy the Section 302 tests.

TREATMENT AS A DIVIDEND. If none of the Section 302 tests is satisfied and, as anticipated (although there can be no assurances), the Company has sufficient earnings and profits, a tendering shareholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer. This amount will not be reduced by the shareholder's basis in the Shares exchanged pursuant to the Offer, and (except as described below for corporate shareholders eligible for the dividends-received deduction) the shareholder's basis in those Shares will be added to the shareholder's basis in his remaining Shares. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income. Any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the shareholder's basis for such shareholder's Shares, and, thereafter, as a capital gain to the extent it exceeds such basis.

SPECIAL RULES FOR CORPORATE SHAREHOLDERS. To the extent that the exchange of Shares by a corporate shareholder is treated as a dividend, the shareholder generally will be entitled to a dividends-received deduction equal to 70% of the dividend, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the 45-day holding period requirement of Section 246(c) of the Code. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all shareholders, any amount treated as a dividend to a corporate shareholder generally is expected to constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Under Section 1059 of the Code, a corporate shareholder must reduce the tax basis of all such shareholder's stock (but not below zero) by the portion of any "extraordinary dividend" that is equal to the deduction allowable under the dividends received deduction rules, and, if such portion exceeds the shareholder's tax basis for the stock, must treat any such excess as additional gain on the subsequent sale or other disposition of such stock.

BACKUP WITHHOLDING. See Section 3 concerning the potential application of federal backup withholding.

FOREIGN SHAREHOLDERS. The Company will assume that the exchange is a dividend as to foreign shareholders and will therefore withhold federal income tax at a rate equal to 30% of the gross proceeds paid to a foreign shareholder or his agent pursuant to the Offer, unless the Company determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (c) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income.

Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign shareholder's address or to a properly completed Form 1001 furnished by the shareholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign shareholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the shareholder. The Company will determine a foreign shareholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the shareholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign shareholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the

Company. See the instructions to the Letter of Transmittal. A foreign shareholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the shareholder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign shareholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

The Company expressly reserves the right, at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by making a public announcement thereof.
The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by making a public announcement of such termination or postponement. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that the Company permit Shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that the Company must either pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase or the price it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., E.D.T., on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase of decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

The Company has retained Craig and Macauley Professional Corporation ("C&M") as legal counsel in connection with the Offer. C&M will receive customary compensation for their services including reimbursement for their reasonable out-of-pocket expenses relating to the Offer. C&M has rendered various other legal services to the Company in the past, for which they have received customary compensation. The Company has also retained Arthur Andersen LLP ("A/A") as independent accountants in connection with the Offer.
A/A will receive customary compensation for their services including reimbursement for their reasonable out-of-pocket expenses related to the Offer. A/A has rendered various other accounting and audit services to the Company in the past, for which they have received customary compensation.

The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

16.  MISCELLANEOUS.

The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in
which it is asserted that the Offer cannot lawfully be made.   So
long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

COMMUNITY BANCORP, INC.


September 15, 1997

SCHEDULE A
----------

TRANSACTIONS EFFECTED BY DIRECTORS OR OFFICERS
----------------------------------------------

There have been no transactions in the Shares effected by, or for the benefit of, directors or officers since June 20, 1997.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or their nominee to the Company at the following address:

                       COMMUNITY BANCORP, INC.
                          17 Pope Street
                        Hudson, MA  01749
                          (978) 568-8321
                        (978) 562-7129 FAX

You are directed to contact the Company at the telephone number and address above with any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or to confirm delivery of your Shares.